EXHIBIT 99

Investor and Media Contact:
Alan Schoenbart
Vizacom Inc.
P: 212-679-6063 x 203

FOR IMMEDIATE RELEASE

                 VIZACOM STOCK DELISTED FROM NASDAQ STOCK MARKET

Bohemia, New York - September 9, 2002 - Vizacom Inc. (Nasdaq: VIZY), a provider of comprehensive information technology product and service solutions, reported that its shares were delisted from the Nasdaq SmallCap Market on Friday, Sept. 6, 2002 because the Company had failed to meet the requirements of the minimum $1.00 bid price and because its stockholders' equity fell below $2,500,000 at June 30, 2002. The Company's shares will now trade on the OTC Bulletin Board under the symbol VIZY.OB. The Company is considering an appeal of the Nasdaq delisting action.

About Vizacom
Vizacom Inc. is a provider of comprehensive information technology product and service solutions. Vizacom develops and provides to leading global and domestic companies a range of solutions, including: multimedia products; systems and network development and integration; state-of-the-art managed and co-location services; and data security solutions. Vizacom attracts top, established companies as clients, including: Verizon Communications, WPP Group, and Viacom. Visit www.vizacom.com.

Safe Harbor
Matters set forth herein may include forward-looking statements involving risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to, the Company's ability to obtain new financing on favorable terms; the Company's ability to effectively manage our growth, including the integration of newly acquired operations, and otherwise monitor our operations, costs, regulatory compliance, and service quality; the Company's ability to expand through attractively priced acquisitions; the Company's ability to identify future markets and successfully expand existing ones; the Company's ability to maintain our valued industry partner and vendor relationships and attract new industry partners and vendors; the Company's ability to maintain our client relationships and attract new clients; the Company's ability to attract and retain qualified personnel; the market acceptance and amount of sales of our products and services; the effects of greater than anticipated competition requiring new pricing, marketing strategies or new product offerings and the risk that we will not respond on a timely or profitable basis; business and consumer trends, and economic conditions; the effects of more general factors, including changes in economic conditions, changes in the capital markets, and changes in accounting practices adopted or as required in generally accepted accounting principles. Investors are directed to consider other risks and uncertainties as discussed in the Company's filing with the Securities and Exchange Commission.